

Keith Haring (1958–1990)

Untitled (1985)



Keith Haring was an American artist whose Pop and graffiti aesthetic drew out of the New York City street culture of the 1980s.

INVESTMENT THESIS

Price Appreciation of Similar Works

20.6%

Similar Sales



$6.0m
$4.0m
$2.0m
$0.0m
94
99
04
09
14
19

Initial Offering

$6,827,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 36 years
2020 Auction Sales	moderate $28,793,658
Repeat Sales	view

71% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- This Painting has been described by Gianni Mercurio, a published author and curator of Contemporary Art, as the “manifesto of Haring’s humanitarian concept”. It has been featured in over 10 museum shows between 1994 and 2020 as a notable work by the artist.
- The Painting spans over 17 feet in width and is an excellent example of Haring’s iconic imagery.
- Although there are no guarantees, similar works have appreciated by 20.6% annualized historically from 1993 to 2021.
- Keith Haring’s market has grown over the last decade, but is still behind his close friends and contemporaries, Andy Warhol and Jean-Michel Basquiat, who have seen prices in excess of $100 million at auction.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$28,793,658	541

KEITH HARING

b. 1958, PENNSYLVANIA –
d. 1990, NEW YORK

THE PAINTING

Untitled

Acrylic on canvas
83 × 214 in. (211 × 544 cm.)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

20.6%

INITIAL OFFERING

$6,827,000



Keith Haring (1958–1990) was an American artist whose pop and graffiti aesthetic drew out of the New York City street culture of the 1980s.

The Painting is an acclaimed large-scale example of Keith Haring's iconic imagery and, as of August 24, 2021, has been exhibited in over ten institutions as an important work by the artist. Emblematic of Haring's unique aesthetic, the Painting demonstrates his engagement with the visual language of comics, graffiti tags and Pop art. In the Painting two hands embrace the Earth with a red heart in the center of the composition, while a chorus line of Haring's signature cartoon figures dances underneath, as suggested by the artist's use of vibration lines. The imagery, bright colors, large scale, execution, and the institutional exhibition history of the Painting make it a particularly desirable, rare, and important work by the artist.

Keith Haring was raised in Kutztown, Pennsylvania, and at a young age, learned to draw from his father, who was an amateur cartoonist. Around the age of sixteen, Haring decided to become an artist, and when he graduated high school in 1976, enrolled in the Ivy School of Professional Art in Pittsburgh. Haring soon realized he did not wish to pursue a career as an illustrator and dropped out after two semesters. Haring then moved to New York City and enrolled in the School of Visual Arts in 1978. Though by 1980, Haring's artistic practice had become diverse in media and approach, he became particularly well known for the white chalk drawings he executed on black poster paper and pasted in the NYC subway system. Cartoon figures drawn in a thick outline, like the 'radiant baby', became synonymous with Haring's aesthetic and earned him a spot in the now legendary Times Square Show, which was organized by COLAB (Collaborative Projects) in 1980 and featured one hundred up and coming artists like Jean-Michel Basquiat, Nan Goldin and Jenny Holzer. Following the show's success, Haring began to work with Tony Shafrazi, who organized an immediately successful solo show of Keith Haring's work in 1982.

Haring's top auction records include *Untitled* (1984), which sold on June 30, 2021 for £4,301,250 ($5,937,264), *Untitled* (1986), which sold on May 12, 2021 for $5,779,200, and *The Last Rainforest* (1989), which sold on June 28, 2016 for £4,181,000 ($5,565,747).

Haring created dozens of murals and public works in his lifetime in cities such as New York, Antwerp, Berlin, and Tokyo, many of which were created for charities or involved collaborations with children. Haring's work continues to be collected around the world and is included as part of the permanent collection in important institutions such as the Museum of Modern Art, the Whitney Museum of American Art and the Los Angeles County Museum of Art, among many others. Keith Haring's records at auction have recently started to keep pace with his achievements, and as of August 24, 2021, the artist's top five records have sold at auction within the past five years. As of August 24, 2021, Haring's top auction records include *Untitled* (1984), which sold on June 30, 2021 for £4,301,250 ($5,937,264), *Untitled* (1986), which sold on May 12, 2021 for $5,779,200, and *The Last Rainforest* (1989), which sold on June 28, 2016 for £4,181,000 ($5,565,747).

AUCTION RESULTS FOR SIMILAR WORKS[2]


$6.0M
$4.5M
$3.0M
$1.5M
1992
1994
1996
1999
2001
2003
2005
2008
2010
2012
2014
2017
2019
2021



The Painting is emblematic of Haring's unique aesthetic, and demonstrates his engagement with the visual language of comics, graffiti tags and pop art.



Keith Haring, photographed by prominent celebrity photographer, Lynn Goldsmith, as he was finishing the piece.

Keith Haring's market has grown over the last decade, but is still behind his close friends and contemporaries, Andy Warhol and Jean-Michel Basquiat, who have seen prices in excess of $100 million at auction.



Georgia May Jagger and Lizzy Jagger pose in the *Keith Haring | Jean-Michel Basquiat: Crossing Lines* exhibition ahead of the NGV Gala 2019 at the National Gallery of Victoria on November 30, 2019 in Melbourne, Australia.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise selected paintings by Keith Haring that were created between 1981 and 1989 that are between 60 inches by 60 inches and 200 inches by 200 inches, excluding works created on vinyl tarpaulin, panel or on shaped canvas, and works of the 'Red Yellow Blue' series and *Sneeze* (1984), works that are fully black and white, compositions with sexual content, Walt Disney subjects or commercial brand logos. *Silence = Death* (1988), which sold for $5,609,500 on May 15, 2019 at Christie's New York, was created on shaped canvas, however it was included in the comparative set due to its cultural significance and similar imagery to the Painting. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. On November 13, 2014, the Painting was "bought-in" at Christie's New York, at an estimate of $2,500,000 to $3,500,000. The realized prices comprised by this set of comparable transactions have increased at an estimated 20.6% CAGR implied from selected sales occurring from May 4, 1993 to June 30, 2021.

   Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the period of creation, size parameters and qualifications described, without filtering for subjective visual characteristics, results in a 19.4% CAGR implied from 46 sales of paintings occurring from February 16, 1989 to June 30, 2021.